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[CAGAN-MCAFEE LETTERHEAD]

Exhibit 10.3

September 23, 2003

Mr. Robert S. Herlin
Chief Executive Officer
 NATURAL GAS SYSTEMS, INC.
3 Raydon Lane
Houston, TX 77024

Dear Bob,

We are pleased that Natural Gas Systems, Inc. (the "Company") desires to engage Cagan McAfee Capital Partners, LLC ("CMCP") as its financial advisor with respect to various matters involving the business of the Company (the "Advisory Services"). We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement.

1.
Scope of Engagement

  As discussed, we will undertake certain services on behalf of the Company, including:

  (a)
  Assisting management in preparing a private placement memorandum, executive summary, PowerPoint presentation and other presentation materials that describe the Company and its related businesses; and,

  (b)
  Introducing and assisting in the negotiation of bank and finance company lines of credit and term loans;

  (c)
  Providing financial advisory services and management consulting services to the Company;

  (d)
  Introducing the Company to potential investors and public relations specialists; and

  (d)
  Providing assistance to the Company in consummating merger or acquisition transactions with a public entity, including the assistance of negotiation of transactions and advisory work related to the documentation of acquisitions by the Company.

2.
Fees and Expenses.

  For our services hereunder, the Company will pay to CMCP the following:

  (a)
  A monthly advisory fee commencing November 1, 2003 (the "Effective Date") of $15,000 per month. Payments shall be made to the account of CMCP via bank transfer from the Company on the first day of each month during the term of this agreement;

  (b)
  A merger and acquisitions advisory fee equal to: Three Hundred Thousand Dollars ($300,000) and a warrant to purchase 240,000 shares of the Company's Common Stock ("Warrant"). This Warrant shall have a seven year maturity, a cashless net exercise provision and an exercise price equal to $1.00. This fee and warrants shall be due and payable upon the successful execution of a merger agreement between the Company and a public entity introduced to the Company by CMCP; and

  (c)
  An administrative expense reimbursement to CMCP for CFO support and other office and support staff in the amount of $2,500 per month, paid on the first day of each calendar month. This fee shall terminate December 1, 2003.

3.
Use of Information; Financing Matters.

(a)
The Company recognizes and confirms that CMCP in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that CMCP does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to CMCP all necessary or appropriate information for use in its engagement and hereby represents and warrants that any information relating to the Company or transaction that is furnished to CMCP by or on behalf of the Company will be true and correct in all material respects and not misleading. The Company and CMCP agree that any information or advice rendered by CMCP or any of our representatives and any information provided by Company to CMCP in connection with this engagement are for the confidential use of the receiving party and only as required to effect a transaction and the receiving party will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to the disclosing party, in any manner without prior written consent.

(b)
Each of the Company and CMCP agrees to conduct any offering and sale of securities in any transaction in accordance with applicable federal and state securities laws, and neither the Company nor CMCP, nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law without the express written approval by the Board of Directors of the Company and pursuant to applicable state and federal securities laws. CMCP has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the Company or be a party to any transaction, or to solicit investors outside the United States.

4.
Certain Acknowledgements.

  The Company acknowledges that CMCP has been retained by the Company, and that the Company's engagement of CMCP is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against CMCP or our affiliates or their respective directors, officers, agents and employees. Upon prior written consent of the Company (which consent will not be unreasonably withheld), CMCP may, at our own expense, place announcements or advertisements approved by the Company in financial newspapers and journals describing our services hereunder. The Company also acknowledges that CMCP may acquire free-trading or restricted shares or debt of the Company either prior to or after a merger with a public company. The Company also acknowledges that CMCP may also be a significant shareholder or retained advisor to entities that merge with the Company, and CMCP may make investments in or act as advisor to Companies that later become strategic partners or customers of the Company. Such relationships shall be disclosed to the Company in writing prior to initiation of such transaction(s).

5.
Indemnity.

  CMCP and the Company have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of CMCP by the Company in connection with CMCP's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6.
Term of Engagement.

  CMCP's engagement shall commence on the date hereof and shall continue until December 31, 2005 (the "Minimum Term"), and monthly thereafter unless terminated as provided below. CMCP may terminate this agreement at any time, with or without cause, and the Company may terminate this agreement after the Minimum Term, with or without cause, by giving not less than 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or sections 3, 4, 5, or 7, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, CMCP shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

  It is also expressly agreed that if during a period of 24 months following termination of this agreement the Company executes a merger agreement with a public entity based introduced to the Company by CMCP, the Company will pay CMCP a fee and expense reimbursement equal to the fees and administrative expenses which would have been payable to CMCP pursuant to Section 2 as if the transaction had occurred during the term of this agreement. For clarification, CMCP shall only be paid the merger advisory fee described in Section 2(a) once.

7.
Miscellaneous.

  This agreement is governed by the laws of the State of Texas, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and CMCP and their respective successors and assigns. Neither this agreement nor any duties or obligations under this agreement may be assigned by CMCP without the prior written consent of the Company. The Company and CMCP agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CMCP hereunder. The Company also hereby submits to the jurisdiction of the courts of the State of Texas in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating to thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We are pleased to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,
CAGAN MCAFEE CAPITAL PARTNERS, LLC
By:	Laird Q. Cagan Managing Director

Accepted and agreed to as of the date set forth above:

NATURAL GAS SYSTEMS, INC.

By	Robert S. Herlin Chief Executive Officer

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  Exhibit 10.3